Exhibit 99.1

HanesBrands

1000 East Hanes Mill Road

Winston-Salem, NC 27105

(336) 519-8080

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS FULL-YEAR AND FOURTH-QUARTER 2017 FINANCIAL RESULTS

•	Second Consecutive Quarter of Organic Sales Growth and Full-Year Operating Cash Flow of $656 million

•	Agreement to Acquire Australian Specialty Intimate Apparel Retailer Announced

•	Regular Quarterly Cash Dividend Declared and Full-Year 2018 Guidance Initiated

WINSTON-SALEM, N.C. (Feb. 8, 2018) – HanesBrands (NYSE: HBI), a leading global marketer of everyday basic apparel under world-class brands, today announced fourth-quarter and full-year 2017 results, including full-year net sales growth of 7 percent and strong annual operating cash flow of $656 million.

The company also: initiated full-year 2018 guidance for sales and profit growth and other financial measures; announced an agreement to acquire Australian specialty intimate apparel seller Bras N Things; declared a regular quarterly cash dividend of $0.15 per share; and took a $457 million charge in the fourth quarter related to U.S. federal income tax reform.

“2017 was a successful year during which we focused on diversifying our business to be able to consistently deliver annual topline growth,” said Hanes Chief Executive Officer Gerald W. Evans Jr. “We rebounded to achieve organic growth in the third and fourth quarters, including fourth-quarter organic growth for each of the Innerwear, Activewear and International segments. We have additional work to do, including addressing inflationary and short-term cost pressures, but our brands are strong, our key market shares are increasing, our international businesses are sizable and growing, and we are driving significant direct-to-consumer growth worldwide.

“Cash flow from operations continues to be the engine of our business model, and tax reform will not have a meaningful effect on our cash generation. We believe we have significant opportunities to put our strong cash generation to work supporting the company’s growth initiatives, acquisitions and capital strategy. We expect another strong year of operating cash flow in 2018.”

For the year and quarter ended Dec. 30, 2017, full-year net sales increased 7 percent to $6.47 billion, and fourth-quarter net sales increased 4 percent to $1.645 billion. Organic sales, which exclude acquisitions under a year old, increased 2 percent in constant currency in the fourth quarter, the second consecutive quarter of organic growth.

HanesBrands Reports Full-Year and Fourth-Quarter 2017 Financial Results – Page 2

On a GAAP basis, which includes the effect of the tax charge related to U.S. federal income tax reform, the company reported a fourth-quarter loss per diluted share of $1.06, and full-year EPS was $0.17.

GAAP operating profit for the full year decreased 7 percent to $723 million, and fourth-quarter operating profit of $120 million decreased 41 percent.

When excluding the tax-reform charge, as well as pretax charges for acquisition integration and charges for other actions, full-year adjusted EPS of $1.93 increased 4 percent and fourth-quarter adjusted EPS of $0.52 decreased from $0.53 a year ago. Adjusted operating profit of $916 million for the year increased slightly and fourth-quarter adjusted operating profit of $231 million decreased 8 percent. (See Note on Adjusted Measures and Reconciliation to GAAP Measures later in this news release for additional discussion and details.)

Key Callouts for Fourth-Quarter and Full-Year 2017 Financial Results

Working Capital Management and Income Growth Drive Strong Cash Flow. Hanes generated $656 million in net cash from operations for the full year, up from $606 million a year ago. Management of working capital, particularly inventory and payables, drove cash-generation growth. In the fourth quarter, the company repurchased approximately $100 million of stock at an average price of slightly more than $20 per share. For the full year, the company repurchased approximately $400 million of stock, or nearly 20 million shares.

Geographic Diversification Drives Organic Sales Growth. Hanes generated organic sales growth in the third and fourth quarters. Organic sales increased 3 percent in the fourth quarter and increased 1 percent in the third quarter. On a currency neutral basis, organic sales increased 2 percent in the fourth quarter and 1 percent in the third quarter.

Global activewear organic sales increased 7 percent in the fourth quarter, with global Champion sales up 15 percent. Global innerwear organic sales increased 2 percent.

Double-Digit Online Sales Growth Continues. Global online sales increased 22 percent in the fourth quarter, up in every geography. The online channel, including company websites and traditional retailer websites, accounted for 11 percent of total sales in the fourth quarter and 9 percent for the full year.

Selling, General and Administrative Expenses Increase in the Fourth Quarter. SG&A expenses and SG&A as a percent of sales increased on a GAAP and adjusted basis in the fourth quarter as a result of several factors, including higher distribution expenses as a result of increased volume and labor expenses to handle late-quarter customer orders. Increased marketing investment and mix of products sold also contributed to higher SG&A.

Additional Acquisition Integration Charges Taken in Fourth Quarter. In addition to expected acquisition integration charges in the fourth quarter, the company took the opportunity to accelerate certain integration actions and experienced higher costs to align its supply chain to support acquired European and Australian businesses. In total, Hanes incurred $50 million in integration-related charges in the quarter and $131 million for the year. (See Note on Adjusted Measures and Reconciliation to GAAP Measures for additional discussion and details.)

HanesBrands Reports Full-Year and Fourth-Quarter 2017 Financial Results – Page 3

Business Segment Highlights

Innerwear Sales Return to Organic Growth. Innerwear segment sales increased 1 percent in the fourth quarter, driven by strong men’s and children’s underwear growth. For the full year, segment sales decreased 3 percent. Online channel sales increased 12 percent. Operating profit decreased 6 percent in the fourth quarter and for the full year.

Broad-Based Activewear Sales Strength. Activewear segment sales increased 9 percent in the fourth quarter and 3 percent for the full year. Fourth-quarter organic sales increased 4 percent, while the acquisition of Alternative Apparel in October 2017 contributed $18 million in sales. Core Champion performance, including strong sales of the Champion Life line of products and reverse-weave fleece, and higher sports apparel sales drove quarter growth. Online channel sales for the segment increased 27 percent in the quarter. Segment operating profit increased 2 percent in the fourth quarter and 1 percent for the full year.

Space Gains and Strong Point of Sale Drive International Growth. Broad-based strength drove International segment net sales up 8 percent in the fourth quarter and 34 percent for the full year. Organic sales in constant currency increased 3 percent in the quarter and 5 percent for the year. Space gains, including new store openings, and strong consumer demand at retail and online drove activewear and innerwear strength across all geographies – the Americas, Asia, Europe and Australia. Operating profit increased 8 percent in the fourth quarter, and acquisitions contributed to 45 percent growth for the full year.

Acquisition of Bras N Things

Hanes has entered into a definitive agreement to acquire Bras N Things, a leading specialty retailer and online seller of intimate apparel in Australia, New Zealand and South Africa. In 2017, Bras N Things had net sales of approximately A$180 million (US$144 million).

The all-cash transaction is valued at A$500 million (approximately US$400 million) on an enterprise-value basis. The purchase price is approximately 10 times 2017 EBITDA and is expected to be less than 8 times EBITDA after cost and revenue synergies. The pending acquisition is expected to be accretive to earnings in 2018.

“Bras N Things is a leading intimate apparel retailer and ecommerce business that is a strategic and natural complement to our very successful Bonds underwear business in Australia and New Zealand,” Evans said. “Bras N Things has a great business model that appeals to millennial consumers featuring core products supplemented by seasonal product offerings. This consumer-direct sales model has significant potential for expansion into other geographic markets. We are delighted that Bras N Things CEO George Wahby, who oversees a talented management team, will remain with our Hanes Australasia business unit.”

Bras N Things, based in Sydney, sells proprietary bras, panties and lingerie sets through a retail network of approximately 170 stores and a fast-growing ecommerce platform (www.brasNthings.com). The company’s three-year compound annual growth rate is 11 percent, and online sales last year increased 71 percent and represent nearly 10 percent of total sales.

The company operates 154 stores in Australia, 10 stores in New Zealand and 7 stores in South Africa.

HanesBrands Reports Full-Year and Fourth-Quarter 2017 Financial Results – Page 4

With the acquisition, the company’s combined Australian commercial businesses would hold the No. 1 market position in bras and the No. 1 market position in panties in Australia, as well as the No. 1 market position for underwear, socks and babywear.

The acquisition is expected to close in mid-February.

Regular Quarterly Cash Dividend Declared

The Hanes Board of Directors has declared a regular quarterly cash dividend of $0.15 per share to be paid March 13, 2018, for stockholders of record at the close of business Feb. 20, 2018.

The declared cash dividend will be the 20th consecutive quarterly return of cash to stockholders. To date, the company has returned more than $725 million in quarterly cash dividends to stockholders since initiating its program in April 2013.

2018 Financial Guidance

Hanes has issued initial guidance for 2018 that includes growth expectations for net sales, operating profit, EPS and operating cash flow.

The company expects 2018 net sales of $6.72 billion to $6.82 billion, GAAP operating profit of $870 million to $905 million, adjusted operating profit excluding actions of $950 million to $985 million, GAAP EPS of $1.54 to $1.62, adjusted EPS excluding actions of $1.72 to $1.80, and net cash from operations of $675 million to $750 million.

With U.S. income tax reform, the company expects a typical annual tax rate of 15 percent to 16 percent. The 2018 full-year tax rate is expected to approach 16 percent.

Key assumptions in the company’s guidance include: a cautious outlook for the U.S. brick-and-mortar consumer environment, including the first-half effect of door closures; an increase in full-year organic sales driven by online, global Champion, and International growth; and higher commodity costs and increased marketing investment to support additional planned product innovation.

Comparison of 2018 Guidance to 2017 Results. At the midpoint of 2018 guidance, net sales are expected to increase approximately 5 percent compared with 2017. Comparison of 2018 guidance to prior-year results for operating profit and EPS are affected by accounting rule changes and U.S. income tax reform, respectively.

A new 2018 Financial Accounting Standards Board rule on how to account for pension expense will result in pension expense being reported below operating profit on the income statement as interest and other expenses rather than the previous practice of accounting for this expense within selling, general and administrative expense. On a pro forma basis, applying this rule to 2017 results would result in an increase of $18 million in GAAP and adjusted operating profit. On a pro forma basis, 2018 GAAP operating profit guidance at the midpoint represents expected growth of 20 percent increase over 2017, and 2018 adjusted operating profit guidance at the midpoint represents expected growth of 4 percent over 2017.

HanesBrands Reports Full-Year and Fourth-Quarter 2017 Financial Results – Page 5

Comparison of 2018 EPS guidance with 2017 EPS is affected by the expected increase in the 2018 full-year tax rate as a result of U.S. federal income tax reform.

On a pro forma basis, applying an income tax rate of approximately 16 percent to 2017 results, consistent with the effect of tax reform, GAAP EPS would have been $1.05 higher and adjusted EPS would have been $0.25 lower. At the midpoint of 2018 guidance, GAAP EPS would increase 30 percent compared with pro forma 2017 results, and adjusted EPS would increase 5 percent on a pro forma comparison basis. (See Note on Adjusted Measures and Reconciliation to GAAP Measures for additional discussion and details.)

First-Quarter Guidance. First-quarter net sales are expected to be in the range of $1.42 billion to $1.44 billion. GAAP EPS is expected to be $0.17 to $0.20, and adjusted EPS is expected to be $0.23 to $0.25. In constant currency, organic growth is expected to decrease less than 1 percent in the quarter, reflecting the effect of retailer door closures in the United States and expectations of ongoing tight inventory management by retailers.

Additional Full-Year Guidance. Organic sales growth for 2018 is expected to be approximately 1 percent in constant currency. In addition, the company expects approximately $180 million in sales from the acquisitions of Alternative Apparel and Bras N Things. Foreign currency exchange rates for the year are expected to contribute a benefit of approximately $70 million to net sales.

Operating margins are expected to be affected in the first half by increased marketing investment and distribution expenses, while second-half margins will benefit from improvement in distribution efficiencies and price actions to reflect input-cost inflation.

GAAP operating profit in 2018 is expected to be affected by approximately $80 million in pretax charges, including approximately $25 in the first quarter, related to acquisition integration and other actions related to Hanes Europe Innerwear, Hanes Australasia, Champion Europe, Alternative Apparel and Bras N Things.

Acquisitions are expected to contribute approximately $30 million benefit to adjusted operating profit excluding actions.

The company expects capital expenditure investment of approximately $90 million to $100 million. A pension contribution of approximately $15 million and payment of $28 million for the finalized Champion earn out are reflected in operating cash flow guidance.

Hanes expects interest expense and other expenses to be approximately $207 million combined.

The company expects approximately 364 million shares outstanding.

Hanes has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/faq.

HanesBrands Reports Full-Year and Fourth-Quarter 2017 Financial Results – Page 6

Note on Adjusted Measures and Reconciliation to GAAP Measures

To supplement our financial guidance prepared in accordance with generally accepted accounting principles, we provide quarterly and full-year results and guidance concerning certain non-GAAP financial measures, including adjusted EPS, adjusted net income, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA and adjusted EBITDA. The company also discusses organic sales, defined as net sales excluding contributions from acquisitions until the closest period end to the acquisition’s anniversary date.

Adjusted EPS is defined as diluted EPS from continuing operations excluding actions and the tax effect on actions. Adjusted net income is defined as net income from continuing operations excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions.

Actions during the periods presented primarily represent: adjustments for U.S. tax reform; acquisition-related and integration costs related to Hanes Europe Innerwear, Hanes Australasia, Champion Europe and Knights Apparel; debt refinancing; an earn-out payment related to the purchase of Champion Europe; and other charges primarily related to disruptions of supply chain operations due to natural disasters. Acquisition and integration costs include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, facility closures, inventory write-offs, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as the company continues to integrate prior acquisitions and pursues any future acquisitions.

Hanes has chosen to present these non-GAAP measures, as well as organic sales, to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of acquisitions and other actions. Hanes believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the company’s ongoing business during each period presented without giving effect to costs associated with the execution and integration of any of the aforementioned actions taken.

In addition, the company has chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding actions. Hanes believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

HanesBrands Reports Full-Year and Fourth-Quarter 2017 Financial Results – Page 7

For 2017, Hanes incurred $573 million in charges in the fourth quarter and $651 million for the full year related to U.S. tax reform; acquisition-related and integration actions; debt refinancing; the Champion Europe earn-out provision; and other actions primarily consisting supply chain disruptions as a result of natural disasters.

In relation to the U.S. Tax Cuts and Jobs Act, the company incurred a tax-effected $457 million charge in the fourth quarter and a tax-effected $453 million charge for the full year to reflect re-measuring of deferred tax assets and a one-time transition tax for prior offshore earnings. The company incurred charges of $50 million in the fourth quarter and $131 million for the full year for acquisition-related and integration actions. Also in the fourth quarter, the company incurred a $34 million charge for other actions, primarily storm-related supply chain disruptions, a $28 million charge for earn-out consideration in connection with the Champion Europe acquisition, and a $5 million charge for debt refinancing.

For 2018 guidance, Hanes expects full-year GAAP EPS of $1.54 to $1.62 with anticipated pretax charges for acquisition-related and integration costs and other actions of approximately $80 million, which results in adjusted EPS guidance of $1.72 to $1.80. For the first quarter, the company expects GAAP EPS of $0.17 to $0.20 with anticipated pretax charges for acquisition-related and integration costs and other actions of approximately $25 million, which results in adjusted EPS guidance of $0.23 to $0.25.

Webcast Conference Call

Hanes will host an internet webcast of its quarterly investor conference call at 8:30 a.m. EST today, Feb. 8, 2018. The broadcast, which will consist of prepared remarks followed by a question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 8:30 a.m.

An archived replay of the conference call webcast will be available at www.Hanes.com/investors. A telephone playback will be available from approximately noon EST today through midnight EST Thursday, Feb 15, 2018. The replay will be available by calling toll-free (855) 859-2056 or by toll call at (404) 537-3406. The replay ID is 3879578.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements following the heading 2018 Financial Guidance, as well as statements about our planned acquisition of Bras N Things, included the expected impact on our financial results. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to properly manage strategic projects; significant fluctuations in foreign exchange rates; our ability to attract and retain a senior

HanesBrands Reports Full-Year and Fourth-Quarter 2017 Financial Results – Page 8

management team with the core competencies needed to support our growth in global markets; legal, regulatory, political and economic risks related to our international operations; our ability to successfully integrate acquired businesses; our reliance on a relatively small number of customers for a significant portion of our sales; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific. The company sells its products under some of the world’s strongest apparel brands, including Hanes, Champion, Maidenform, DIM, Bali, Playtex, Bonds, JMS/Just My Size, Nur Die/Nur Der, L’eggs, Lovable, Wonderbra, Berlei, Alternative, and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A member of the S&P 500 stock index, Hanes has approximately 68,000 employees in more than 40 countries and is ranked No. 432 on the Fortune 500 list of America’s largest companies by sales. Hanes takes pride in its strong reputation for ethical business practices. The company is the only apparel producer to ever be honored by the Great Place to Work Institute for its workplace practices in Central America and the Caribbean, and is ranked No. 110 on the Forbes magazine list of America’s Best Large Employers. For eight consecutive years, Hanes has won the U.S. Environmental Protection Agency Energy Star sustained excellence/partner of the year award – the only apparel company to earn sustained excellence honors. The company ranks No. 194 on Newsweek magazine’s green list of 500 largest U.S. companies for environmental achievement. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found at www.Hanes.com/corporate. Connect with HanesBrands via social media on Twitter (@hanesbrands) and Facebook (www.facebook.com/hanesbrandsinc).

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TABLE 1

HANESBRANDS INC.

Condensed Consolidated Statements of Income

(Amounts in thousands, except per-share amounts)

(Unaudited)

	Quarter Ended			Year Ended
	December 30, 2017	December 31, 2016	% Change	December 30, 2017	December 31, 2016	% Change
Net sales	$1,645,175	$1,575,309	4.4%	$6,471,410	$6,028,199	7.4%
Cost of sales	1,018,514	963,174		3,980,859	3,752,151

Gross profit	626,661	612,135	2.4%	2,490,551	2,276,048	9.4%
As a % of net sales	38.1%	38.9%		38.5%	37.8%
Selling, general and administrative expenses	478,990	408,453		1,739,631	1,500,399
As a % of net sales	29.1%	25.9%		26.9%	24.9%
Change in fair value of contingent consideration	27,852	—		27,852	—

Operating profit	119,819	203,682	(41.2)%	723,068	775,649	(6.8)%
As a % of net sales	7.3%	12.9%		11.2%	12.9%
Other expenses	6,704	1,225		11,363	51,758
Interest expense, net	44,251	41,153		174,435	152,692

Income from continuing operations before income tax expense	68,864	161,304		537,270	571,199
Income tax expense	453,475	5,579		473,279	34,272

Income (loss) from continuing operations	(384,611)	155,725		63,991	536,927
Income (loss) from discontinued operations, net of tax	—	1,387		(2,097)	2,455

Net income (loss)	$(384,611)	$157,112	NM	$61,894	$539,382	(88.5)%

Earnings (loss) per share - basic:
Continuing operations	$(1.06)	$0.41	NM	$0.17	$1.41	(87.9)%
Discontinued operations	—	—	NM	(0.01)	0.01	NM

Net income	$(1.06)	$0.41	NM	$0.17	$1.41	(87.9)%

Earnings (loss) per share - diluted:
Continuing operations	$(1.06)	$0.41	NM	$0.17	$1.40	(87.9)%
Discontinued operations	—	—	NM	(0.01)	0.01	NM

Net income	$(1.06)	$0.41	NM	$0.17	$1.40	(87.9)%

Weighted average shares outstanding:
Basic	364,283	379,484		367,680	381,782
Diluted	364,283	382,074		369,426	384,566

TABLE 2

HANESBRANDS INC.

Supplemental Financial Information

(Dollars in thousands)

(Unaudited)

	Quarter Ended			Year Ended
	December 30, 2017	December 31, 2016	% Change	December 30, 2017	December 31, 2016	% Change
Segment net sales[1]:
Innerwear	$594,621	$589,910	0.8%	$2,462,876	$2,543,717	(3.2)%
Activewear	427,683	393,341	8.7%	1,654,278	1,601,108	3.3%
International	545,294	505,042	8.0%	2,054,664	1,531,913	34.1%
Other	77,577	87,016	(10.8)%	299,592	351,461	(14.8)%

Total net sales	$1,645,175	$1,575,309	4.4%	$6,471,410	$6,028,199	7.4%

Segment operating profit[1]:
Innerwear	$120,056	$128,245	(6.4)%	$528,038	$563,905	(6.4)%
Activewear	65,536	64,582	1.5%	227,589	224,658	1.3%
International	76,195	70,733	7.7%	261,411	179,917	45.3%
Other	7,114	5,393	31.9%	23,364	32,801	(28.8)%
General corporate expenses/other	(37,633)	(18,403)	104.5%	(124,582)	(87,113)	43.0%
Acquisition, integration and other action-related charges	(111,449)	(46,868)	137.8%	(192,752)	(138,519)	39.2%

Total operating profit	$119,819	$203,682	(41.2)%	$723,068	$775,649	(6.8)%

[1]	In the first quarter of 2017, the Company realigned its reporting segments to reflect the new model under which the business will be managed and results will be reviewed by the chief executive officer, who is the Company’s chief operating decision maker. The former Direct to Consumer segment, which consisted of the Company’s U.S. value-based (“outlet”) stores, legacy catalog business and U.S. retail Internet operations, was eliminated. The Company’s U.S. retail Internet operations, which sells products directly to consumers, is now reported in the respective Innerwear and Activewear segments. The Other category consists of the Company’s U.S. value-based (“outlet”) stores, U.S. hosiery business (previously reported in the Innerwear segment) and legacy catalog operations. Prior year segment sales and operating profit results have been revised to conform to the current year presentation.

TABLE 3

HANESBRANDS INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	December 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$421,566	$460,245
Trade accounts receivable, net	903,318	836,924
Inventories	1,874,990	1,840,565
Other current assets	186,496	137,535
Current assets of discontinued operations	—	45,897

Total current assets	3,386,370	3,321,166

Property, net	623,991	692,464
Trademarks and other identifiable intangibles, net	1,402,857	1,285,458
Goodwill	1,167,007	1,098,540
Deferred tax assets	234,932	464,872
Other noncurrent assets	79,618	67,980

Total assets	$6,894,775	$6,930,480

Liabilities
Accounts payable and accrued liabilities	$1,517,283	$1,381,442
Notes payable	11,873	56,396
Accounts Receivable Securitization Facility	125,209	44,521
Current portion of long-term debt	124,380	133,843
Current liabilities of discontinued operations	—	9,466

Total current liabilities	1,778,745	1,625,668

Long-term debt	3,702,054	3,507,685
Pension and postretirement benefits	405,238	371,612
Accrued income taxes - noncurrent	137,226	—
Other noncurrent liabilities	185,310	201,601

Total liabilities	6,208,573	5,706,566

Equity	686,202	1,223,914

Total liabilities and equity	$6,894,775	$6,930,480

TABLE 4

HANESBRANDS INC.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Year Ended
	December 30, 2017	December 31, 2016
Operating Activities:
Net income	$61,894	$539,382
Depreciation and amortization	122,487	103,175
Stock compensation expense	23,582	31,780
Other noncash items	282,810	34,902
Changes in assets and liabilities, net	164,945	(103,632)

Net cash from operating activities	655,718	605,607

Investing Activities:
Purchases/sales of property and equipment, net, and other	(82,549)	(2,566)
Acquisition of businesses, net of cash acquired	(62,249)	(964,075)
Disposition of businesses	40,285	—

Net cash from investing activities	(104,513)	(966,641)

Financing Activities:
Cash dividends paid	(219,903)	(167,375)
Share repurchases	(400,017)	(379,901)
Net borrowings on notes payable, debt and other	34,152	1,058,330

Net cash from financing activities	(585,768)	511,054

Effect of changes in foreign currency exchange rates on cash	(4,116)	(8,944)

Change in cash and cash equivalents	(38,679)	141,076
Cash and cash equivalents at beginning of year	460,245	319,169

Cash and cash equivalents at end of year	$421,566	$460,245

TABLE 5

HANESBRANDS INC.

Supplemental Financial Information

Reconciliation of Select GAAP Measures to Non-GAAP Measures

(Amounts in thousands, except per-share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Gross profit, as reported under GAAP	$626,661	$612,135	$2,490,551	$2,276,048
Acquisition, integration and other action-related charges	32,981	11,647	54,970	39,379

Gross profit, as adjusted	$659,642	$623,782	$2,545,521	$2,315,427

As a % of net sales	40.1%	39.6%	39.3%	38.4%
Selling, general and administrative expenses, as reported under GAAP	$478,990	$408,453	$1,739,631	$1,500,399
Acquisition, integration and other action-related charges	(50,616)	(35,221)	(109,930)	(99,140)

Selling, general and administrative expenses, as adjusted	$428,374	$373,232	$1,629,701	$1,401,259

As a % of net sales	26.0%	23.7%	25.2%	23.2%
Operating profit, as reported under GAAP	$119,819	$203,682	$723,068	$775,649
Acquisition, integration and other action-related charges included in gross profit	32,981	11,647	54,970	39,379
Acquisition, integration and other action-related charges included in SG&A	50,616	35,221	109,930	99,140
Contingent consideration related to Champion Europe	27,852	—	27,852	—

Operating profit, as adjusted	$231,268	$250,550	$915,820	$914,168

As a % of net sales	14.1%	15.9%	14.2%	15.2%
Net income (loss) from continuing operations, as reported under GAAP	$(384,611)	$155,725	$63,991	$536,927
Action and other related charges:
Acquisition, integration and other action-related charges included in gross profit	32,981	11,647	54,970	39,379
Acquisition, integration and other action-related charges included in SG&A	50,616	35,221	109,930	99,140
Contingent consideration related to Champion Europe	27,852	—	27,852	—
Debt refinance charges included in other expenses	5,152	—	5,152	47,291
Tax reform and related charges (including tax effect on actions) included in income tax expense	456,982	(1,422)	452,778	(11,148)

Net income from continuing operations, as adjusted	$188,972	$201,171	$714,673	$711,589

Diluted earnings (loss) per share from continuing operations, as reported under GAAP	$(1.06)	$0.41	$0.17	$1.40
Action and other related charges	1.57	0.12	1.76	0.45

Diluted earnings per share from continuing operations, as adjusted	$0.52	$0.53	$1.93	$1.85

	Quarter Ended		Year Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Action and other related charges by category:
Hanes Europe Innerwear	$27,467	$19,084	$65,995	$79,003
Hanes Australasia	13,320	10,051	40,681	30,783
Champion Europe	2,549	3,422	10,645	10,972
Knights Apparel	5,109	13,433	11,994	29,056
Other acquisitions	1,562	878	1,995	4,344
Business disruption and other actions	33,590	—	33,590	—
Contingent consideration related to Champion Europe	27,852	—	27,852	—
Debt refinance charges	5,152	—	5,152	47,291
Tax reform and related charges (including tax effect on actions)	456,982	(1,422)	452,778	(11,148)
Acquisition related currency transactions	—	—	—	(15,639)

Total action and other related charges	$573,583	$45,446	$650,682	$174,662

	Quarter Ended		Year Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
EBITDA[1]:
Net income (loss) from continuing operations	$(384,611)	$155,725	$63,991	$536,927
Interest expense, net	44,251	41,153	174,435	152,692
Income tax expense	453,475	5,579	473,279	34,272
Depreciation and amortization	32,725	29,460	122,487	103,175

Total EBITDA	145,840	231,917	834,192	827,066
Total action and other related charges (excluding tax reform and related charges)	116,601	46,868	197,904	185,810
Stock compensation expense	17,231	15,488	23,582	31,780

Total EBITDA, as adjusted	$279,672	$294,273	$1,055,678	$1,044,656

Net debt:
Debt (current and long term debt and Accounts Receivable Securitization Facility)			$3,951,643	$3,686,049
Notes payable			11,873	56,396
(Less) Cash and cash equivalents			(421,566)	(460,245)

Net debt			$3,541,950	$3,282,200

Net debt/EBITDA, as adjusted			3.4	3.1

[1]	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

TABLE 6

HANESBRANDS INC.

Supplemental Financial Information

Reconciliation of GAAP Outlook to Adjusted Outlook

(Amounts in thousands, except per-share amounts)

(Unaudited)

	Quarter Ended	Year Ended
	March 31, 2018	December 29, 2018
Operating profit outlook, as calculated under GAAP		$870,000 to $905,000
Acquisition, integration and other action related charges		$80,000

Operating profit outlook, as adjusted		$950,000 to $985,000

Diluted earnings per share from continuing operations, as calculated under GAAP	$0.17 to $0.20	$1.54 to $1.62
Acquisition, integration and other action related charges	$0.05	$0.18

Diluted earnings per share from continuing operations, as adjusted	$0.23 to $0.25	$1.72 to $1.80